EXHIBIT 21.1

SUBSIDIARY CORPORATIONS OF CUBIC CORPORATION

PLACE OF INCORPORATION AND PERCENTAGE OWNED

	Place of	Percentage
Subsidiary	Incorporation	Owned

CONSOLIDATED CONVERTING CO. Whittier, California	California	100%

CUBIC APPLICATIONS, INC. Lacey, Washington	California	100%

CUBIC COMMUNICATIONS, INC. San Diego, California	California	100%

CUBIC DE MEXICO Tijuana, Mexico	Mexico	100%

CUBIC DEFENSE APPLICATIONS, INC. San Diego, California	California	100%

CUBIC FOREIGN SALES, INC. San Diego, California	St. Thomas U.S. Virgin Islands	100%

CUBIC HOLDINGS LTD. Aukland, New Zealand	New Zealand	100%

CUBIC LAND, INC. San Diego, California	California	100%

CUBIC ADVANCED TACTICAL SYSTEMS, LLC Orlando, Florida	Delaware	50%

CUBIC SIMULATION SYSTEMS, INC. Orlando, Florida	Delaware	100%

CUBIC TRANSPORTATION SYSTEMS, INC. San Diego, California	California	100%

	Place of	Percentage
Subsidiary	Incorporation	Owned

CUBIC TRANSPORTATION SYSTEMS LIMITED London, England	England	100	% *
*(100% owned subsidiary of Cubic (U.K.) Limited)

CUBIC TRANSPORTATION SYSTEMS (AUSTRALIA) PTY LIMITED New South Wales, Australia	Australia	100	% *
* (50% owned subsidiary of Cubic Corporation and 50% owned subsidiary of Cubic Transportation Systems, Inc.)

CUBIC (U.K.) LIMITED London, England	England	100%

CUBIC WORLDWIDE TECHNICAL SERVICES, INC. San Diego, California	Delaware	100%

OSCMAR INTERNATIONAL LIMITED Auckland, New Zealand	New Zealand	100	% *
*(100% owned subsidiary of Cubic Holdings Ltd.)